Exhibit 10.26
January 31, 2006
James J. Herrmann
428 Hillside Avenue
Elmhurst, IL 60126
Dear Jim:
Third Wave Technologies, Inc. (TWT) and you have mutually agreed to terminate your employment effective March 16, 2006. Between now and March 16, 2006, you will remain available to assist TWT with its February earnings call, its 10-K filing and as otherwise needed. In consideration for your agreement to the terms of the attached Agreement, TWT will pay you severance pay at your current salary level through December 31, 2006. In addition, you will receive a supplemental transition payment and an amended stock option grant. Details regarding these items are fully set forth in the attached Agreement. If you agree to its terms after you have read and considered the Agreement that follows, please sign it in the space provided at the end of the Agreement and return it to TWT. Please note that Section 13 of the Agreement requires you to represent that, between the time you receive this Agreement and up until the time you sign this Agreement and as part of this Agreement, you have not and agree that you will not (1) violate your confidentiality obligations described in Section 9 of this Agreement, (2) made or make disparaging comments or remarks about TWT or about any of the Releasees as described in Section 10 of the Agreement, or (3) discussed or disclosed the existence or terms of this Agreement with any person except for your immediate family members, personal attorney, or financial advisor consulted in connection with a review of the Agreement, as described in Section 11. Also, the Agreement will be null and void if any handwritten changes are made to it. If you have any questions about this or any other provision, please call me at 608-273-8933.

James J. Herrmann
January 31, 2006

AGREEMENT
     1.       Termination Date. During the week of January 30, 2006, TWT plans to announce that you will be leaving the Company. Your employment with TWT will be terminated effective March 16, 2006 (“termination date”). You agree that you will continue serving as TWT’s principal financial officer through the end of business March 16, 2006 (the “Transition Period”), and that, without limiting the foregoing, you will participate in TWT’s earnings call tentatively scheduled for February 24, 2006 and if completed, sign required lawful and appropriate SEC filings up through and including TWT’s 2005 financial results by March 15, 2006. Effective March 16, 2006, you will cease serving as TWT’s principal financial officer. You will be available during the Transition Period to assist in preparation for the February earnings call and SEC filings. You will be available in your office or on the phone on an as-needed basis. You will receive your regular salary during the Transition Period.
     2.       Severance Pay and Transition Pay. If you agree to the terms described in this letter (the “Agreement”), and if you have satisfied all of your obligations hereunder, TWT will pay you severance pay at your current salary level through December 31, 2006. Subject to Section 8 below, severance payments will be made on TWT’s regular payroll dates. The period during which you continue to receive severance payments is the “Payment Period.” Each severance payment will be subject to deductions for income and payroll taxes. In addition, on March 16, 2006, TWT will pay you 50% of your total remaining PTO balance.
     On the condition that you give continued assistance and cooperation, in TWT’s sole discretion, throughout the Transition Period and continued cooperation during the Payment Period, TWT will also pay you a supplemental transition payment of $25,000, less applicable taxes, and it will be payable on January 15, 2007.
     3.       Indemnification. To the fullest extent permitted by applicable law and as provided for in the Company’s articles of incorporation and bylaws in effect as of the date of this Agreement, the Company will, during and after termination of employment, indemnify Employee (including providing advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred by Employee in connection with the defense of any lawsuit or other claim or investigation to which Employee is made, or threatened to be made, a party or witness by reason of being or having been an officer, director or employee of the Company or any of its subsidiaries or affiliates as defined under the Securities and Exchange Act of 1934 (“Affiliates”) or a fiduciary of any of their benefit plans, provided, however, that the foregoing does not apply to any claim made in connection with the enforcement or breach of this Agreement.
     4.       Liability Insurance. Both during and after termination (for any reason) of Employee’s employment, the Company shall cause Employee to be covered under a directors and officers’ liability insurance policy for his acts (or non-acts) as an officer or director of the Company or any of its Affiliates. Such policy shall be maintained by the Company, at its expense, in an amount and on terms (including the time period of

James J. Herrmann
January 31, 2006

coverage after the Employee’s employment terminates) at least as favorable to the Employee as policies covering the Company’s Board of Directors.
     5.       Stock Options. If you agree to the terms described in this Agreement, and if you have satisfied all of your obligations hereunder on March 17, 2006, TWT will amend your current stock option grant. Specifically, you will return your initial vested grant of 175,000 stock options. Your unvested stock options will return to the stock option pool on the Termination Date. TWT will then issue you 43,750 stock options, which will be priced as of the termination date, and this grant will vest immediately. You agree not to trade in TWT stock for 90 days after March 16, 2006. You will have two years from your termination date to exercise the 43,750 stock options.
     6.       Letter of Reference. At your request, TWT will provide you with a positive letter of reference. Individuals who identify themselves as your prospective employers will be directed to Kevin Conroy, President and Chief Executive Officer of TWT, or Lander Brown, Human Resources. TWT acknowledges that you are free to pursue alternate employment following the announcement date, as long as obligations to TWT are fully met during the transition period.
     7.       Health and Dental Insurance/Death Benefit. Your COBRA continuation rights with respect to health and dental insurance will begin on March 16, 2006. TWT will pay the premiums for your health and dental insurance coverage from March 16, 2006 through December 31, 2006. You are responsible for paying the premiums for any health and dental insurance coverage after December 31, 2006, whether through TWT’s group health and dental policy pursuant to COBRA continuation rights or through any other employer or individual plan. In the event you secure alternative employment that provides health and dental insurance coverage, you will notify TWT, and TWT’s obligations under this Section 7 will cease. TWT will not be responsible for any lapse in COBRA coverage. In the event of your death, TWT will pay any remaining severance and supplemental transition payments during the period covered by this agreement.
     8.       Release of Claims. In exchange for the payments and other consideration described in this Agreement, you agree—for yourself, your heirs, your beneficiaries and all other representatives—to waive and release and, with this Agreement, you do waive and release all past or present claims of any nature against TWT arising on or before the time that you sign this Agreement. This means, for example, that you are giving up any claims related in any way to your employment by TWT, the decision to terminate and the termination of your employment, and your compensation and benefits. Further, you agree not to institute or cause to be instituted in any state or federal court any such action or claim. This waiver and release of claims applies to any claims against TWT or anyone associated with or representing TWT—including, but not limited to, its officers, directors, partners, employees, attorneys, or agents (the “Releasees”).
              a.       Claims Released. The claims you are waiving in exchange for the Payment and other consideration described in this Agreement include, but are not limited to, claims under federal, state or local law including but not limited to, the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act; the Wisconsin Fair Employment Practices Act and if applicable, the Age Discrimination in Employment Act,

James J. Herrmann
January 31, 2006

for discrimination of any kind, tort, breach of contract, wrongful discharge, lost wages, compensatory damages, punitive damages, attorneys’ fees, and all other claims of any type or nature, whether known or unknown, anticipated or unanticipated matured or unmatured, direct or indirect. Other claims you are waiving are those that relate to ownership of any intellectual property or trade secrets developed during the term of your employment. You acknowledge your lab books and those of individuals who have worked for or with you are complete and you acknowledge that all intellectual property and trade secrets conceived or developed by you during the term of your employment are solely the property of TWT. This Release does not apply to a claim for benefits under any applicable workers’ compensation law.
              b.       Your Representation and Waiver. You represent that you have not filed and will not file any such action or claim in any court or before any state, federal or other governmental agency. You forever waive any right to recover money damages or any other form of relief for any and all claims waived under this Agreement. You further agree to waive your rights to and not accept any benefits which might be conferred upon you in any administrative court or other legal proceeding concerning any claim released by this Section 8. You understand and agree that this release forever bars you from suing, arbitrating or otherwise asserting a claim against TWT on any released claim.
              c.       ADEA Release and Waiver. In exchange for the amounts paid to you under this Agreement, you specifically waive any claims you may have under the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, or any similar law. You are not waiving any rights or claims that may arise after the date of this Agreement. You further acknowledge that you have been advised by this writing (i) to consult with an attorney prior to executing this Agreement; (ii) that you have up to twenty-one (21) days to review this Agreement and to decide whether to accept it; (iii) that you have seven (7) days after signing it to cancel and revoke this Agreement; and (iv) that this Agreement will not become effective until the seven-day time period has passed. If you give notice of revocation before the end of the seven (7) day period, this Agreement will become null and void. TWT is not required to provide any portion of the Payment described in the Agreement before the seven-day time period has passed.
              d.       Consideration for the Release of Claims. You acknowledge that the Payment and any other consideration TWT has agreed to give under this Agreement are benefits to which you would not have been entitled if you did not sign this Agreement and that TWT has agreed to provide the consideration only if you sign this Agreement and give up the claims described in it.
     9.       Your Continuing Obligations.
              a.       Your Employee Agreement with Respect to Confidential Information, Invention Assignment and Arbitration (“Confidential Information Agreement”) with TWT dated October 18, 2004 is hereby incorporated by reference and any provision of the Confidential Information Agreement not superceded by a specific provision of this Separation Agreement shall remain in effect and be binding on you. A copy is included with this letter Agreement.

James J. Herrmann
January 31, 2006

              b.       Confidentiality: You acknowledge and agree that while employed at TWT you have been privy to substantial confidential business and technology information relating to TWT and its business as well as current and potential business partners and third parties in both commercial as well as academic organizations, some of which is extremely sensitive and proprietary. You expressly covenant as follows:
             (i)       You agree that you have not and will not disclose to others or use any Trade Secret owned or possessed by TWT or any other Releasee, or that any Trade Secret that was created by you or anyone related to TWT, or was disclosed to you, whether you have such Trade Secret in your memory or embodied in writing or other physical form, for as long as the information remains a Trade Secret. “Trade Secret” means all information which derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means, by other persons who can obtain economic or personal value from its disclosure or use and is subject to TWT’s or any other Releasee’s efforts to maintain its secrecy that are reasonable under the circumstances.
             (ii)       In addition to the foregoing, you agree not disclose or use for (2) years following your termination date any Confidential Information which is possessed by or developed for TWT which relates to TWT’s or its customers’ existing or potential business or technology, and either was created by you or was disclosed to you. Confidential Information is information or technology, product development plans or strategies, market adoption plans and business plans that are generally not known to the public and which information or technology TWT seeks to protect from disclosure to its existing or potential competitors or others, including, without limitation, for example: non-public business plans, strategies, existing or proposed bids, costs, technical and engineering developments, existing or proposed research or development projects, financial or business projections, marketing plans, investments, negotiation strategies, and information received by TWT from others which TWT has an obligation to treat as confidential.
                          You understand your obligations under this Section apply to, and are intended to prevent, the direct or indirect disclosure of Confidential Information to others where such disclosure of Confidential Information would reasonably be considered to be useful to TWT’s competitors or to a third party to become a competitor based in whole or in part on such disclosure of Confidential Information.
             (iii )       You acknowledge that in the event that you violate paragraphs (i) and/or (ii) above, it will be difficult if not impossible to determine the damages caused by such violation(s). You further agree that damages for any such violation(s) will be inadequate and will not give full sufficient relief to TWT, and that a breach of this Section will constitute irreparable harm to TWT. Therefore, you agree that in the event of any violation of any covenant contained in this Section, TWT shall be entitled to injunctive relief against the continued violation thereof in any court (federal or state) located in Dane County, Wisconsin.

James J. Herrmann
January 31, 2006

        Such remedy, however, shall be cumulative and nonexclusive and shall be in addition to any other remedy to which TWT may be entitled.
     10.       Non-Disparagement. You agree that after March 16, 2006, you will cease contact with TWT customers and you will not contact TWT personnel regarding TWT business, unless at the request of TWT. You also agree that you will refrain from making disparaging comments or remarks about TWT or about or to any of the Releasees, except that you may provide truthful information about TWT or the Releasees to the extent required by law. TWT likewise agrees that it will refrain from making disparaging comments or remarks about you, except that it may provide truthful information about you to the extent required by law.
     11.       Non-Disclosure. You agree not to disclose, directly or indirectly, the existence or terms of this Agreement to any person except for your immediate family members, attorney, or financial advisor consulted in connection with review of this Agreement. You assure us that no family member, attorney, or financial advisor will disclose the terms of this Agreement to any other person except as required by law.
     12.       Solicitation of Employees and Third Parties. You acknowledge and agree to continue complying with provision six (6) of your Confidential Information Agreement, dated October 18, 2004, regarding non-solicitation of employees. In addition, you shall not, prior to the expiration of one year following December 31, 2006, solicit, encourage or otherwise aid any employee of TWT to leave TWT for the purpose of becoming associated in any manner whatsoever with any business with which you intend to be or are then associated in any manner whatsoever. You further agree you shall not, prior to the expiration of one (1) year following December 31, 2006, solicit, encourage or otherwise induce any suppliers, collaborators, customers or third parties in the United States, with whom you have established a relationship during your employment with TWT, to discontinue their relationship(s) with TWT.
     13.       Representations and Warranties. You represent and warrant that: (i) up until the time you sign this Agreement, you have not violated your legal obligations relating to TWT or the confidentiality obligations described above, made disparaging comments or remarks about TWT or about any of the Releasees as described above, or discussed or disclosed the existence or terms of this Agreement as described above; (ii) you are not aware of any actual, alleged or suspected accounting issues, violations, or improprieties relating to TWT that could have a material adverse effect on TWT other than as disclosed in writing to TWT as of the date of this Agreement; and (iii) you are not aware of any actual, alleged or suspected (x) violation of any law, rule or regulation (including without limitation securities laws, rules or regulations, the Sarbanes-Oxley Act, or any regulation promulgated thereunder), (y) violation of any applicable securities exchange listing requirement, or (z) violation of any TWT rule, regulation, policy or code (including without limitation the TWT Code of Business Conduct), by TWT or any of its directors, officers, employees or representatives that could have a material adverse effect on TWT. Any exceptions to this representation must be disclosed by you in writing to TWT on or before the final execution of this Agreement with sufficient detail to allow TWT to fully understand such action. In addition, you agree that if you become aware

James J. Herrmann
January 31, 2006

during the Transition Period or the Payment Period of any matter described this Section, you will immediately report such matter to an executive officer of TWT.
     In the event that TWT finds that the any representation or warranty set forth in the previous paragraph is inaccurate or untrue, or if you materially violate the provisions of this Agreement or your Confidential Information Agreement, you agree that TWT will be entitled to immediately stop paying the severance and insurance premium payments and revoke any other benefits received under this Agreement or to which you are otherwise entitled under this Agreement, and TWT will have no further obligation to continue any payments. In addition, should TWT determine that a material violation of this Agreement or your Confidential Information Agreement has occurred, TWT will be entitled to a complete recovery of all severance and insurance previously made during the Payment Period. If TWT suspects a violation based on the representations and warranties set forth in the previous paragraph or if you materially violate the provisions of your Agreement or Confidential Information Agreement, TWT will notify you and the termination of severance and other benefits associated with your transition will occur on the 5th business day after notification. Finally, at any time, TWT may pursue whatever other legal remedies are available to it including, but not limited to, the right to seek temporary and permanent injunctions, which you agree are appropriate additional remedies to prevent irreparable harm to the Company in the event of a breach of this Agreement or your Confidential Information Agreement.
     14.       Acceptance Procedures. TWT wishes to ensure that you voluntarily agree to the terms contained in this document and do so only after you fully understand them. Accordingly, the following procedures will apply:
              a.       You may accept this document’s terms by signing and dating it and returning the signed and dated document so that it is postmarked or faxed to TWT on or before the twenty first (21st) day following your receipt of this document. The signed and dated document must be directed to Katie Zingg, Director of Human Resources, in an envelope marked “Personal and Confidential” at Third Wave Technologies, Inc., 502 South Rosa Road, Madison, WI 53719.
              b.       You will have seven (7) calendar days from the date you sign this Agreement in which to withdraw or revoke your acceptance (the “Revocation Period”). If you choose to revoke your acceptance, you must do so in writing, and the written notice must be received before the end of the first regular business day following the Revocation Period by Katie Zingg, Director of Human Resources, in an envelope marked “Personal and Confidential” at Third Wave Technologies, Inc., 502 South Rosa Road, Madison, WI 53719. In the event you take any steps to revoke your acceptance during the revocation period, this Agreement shall be null and void.
              c.       TWT encourages you to review this document with an attorney prior to signing it.

James J. Herrmann
January 31, 2006

     15.       Miscellaneous. Should you accept this Agreement, its terms will be governed by the following:
              a.       This document constitutes the complete understanding between you and TWT concerning all matters affecting your employment with TWT and the termination of that employment. If you accept this Agreement, it supersedes all prior agreements, understandings and practices concerning such matters, including, but not limited to, your Employment Agreement, any TWT personnel documents, handbooks, or policies and any prior customs or practices of TWT.
              b.       Nothing in the releases contained in this Agreement should be construed as an admission of wrongdoing or liability on the part of either TWT or you. Both of us deny any liability to the other.
              c.       Any action to enforce this agreement must be brought in a court (federal or state) located in Dane County, Wisconsin. This Agreement and its interpretation will be governed and construed in accordance with the laws of Wisconsin and will be binding upon the parties to the Agreement and their respective successors and assigns.
              d.       Each provision of this Agreement is severable and intended to be construed independently. The unenforceability of any provision shall not affect the validity or enforceability of any other provision.
              e.       You represent and warrant that you have read and understand all terms of this Agreement, executed knowingly and voluntarily with full knowledge of its significance and with the intent to be bound by it. You represent and warrant that you have been or have the opportunity to be represented by legal counsel of your choice in connection with this agreement who has explained it and advised that it is a legally binding contract. This Agreement contains the entire Agreement between TWT and you and the terms of the Agreement cannot be modified except in writing signed by both TWT and you.

Very truly yours, THIRD WAVE TECHNOLOGIES
By:	/s/ Kevin T. Conroy
Kevin T. Conroy
President & Chief Executive Officer

I agree with and accept the terms contained in this document and agree to be bound by them.

Dated this 31st day of January, 2006.	/s/ James Herrmann
James Herrmann